EXHIBIT 4


            OWENS CORNING DEFERRED COMPENSATION PLAN
                 Effective as of January 1, 1999

                            ARTICLE I
              ESTABLISHMENT AND PURPOSE OF THE PLAN

     1.1  Establishment of the Plan.  Effective as of  January 1,
1999, Owens Corning hereby establishes the "Owens Corning
Deferred Compensation Plan."

     1.2 Purpose of the Plan. The Plan is intended to constitute an unfunded program maintained primarily for the purpose of permitting a select group of management or highly compensated employees to defer compensation in a manner consistent with the requirements of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                           ARTICLE II
                           DEFINITIONS


     The following words and phrases as used in this Plan have the following meanings:

     2.1 Account. The term "Account" means the bookkeeping account established by the Employer for each Eligible Employee to which all deferrals and Investment Returns shall be credited.

     2.2 Administrator. The term "Administrator" means the individual described in Section 7.1 who is designated to administer the Plan.

     2.3 Affiliated Employer. The term "Affiliated Employer" shall have the same meaning given to such term by the Owens
Corning Savings and Profit Sharing Plan.

     2.4  Beneficiary.  The term "Beneficiary" means the Eligible
Employee's beneficiary under the Owens Corning Savings and Profit
Sharing Plan.

     2.5 Board of Directors. The term "Board of Directors" means the Board of Directors of Owens Corning.

     2.6 Code. The term "Code" means the Internal Revenue Code of 1986, as amended.

     2.7 Eligible Employee. The term "Eligible Employee" means an individual who meets the requirements of Section 3.1.

     2.8 Employer. The term "Employer" means Owens Corning and any other Affiliated Employer that has adopted the Owens Corning
Savings and Profit Sharing Plan or has been designated by the Board of Directors.

     2.9 Investment Returns. The term "Investment Returns" means the earnings and losses credited to an Eligible Employee's
Account in accordance with Section 3.6.

     2.10 Plan.  The term "Plan" means the "Owens Corning
Deferred Compensation Plan" as set forth herein and as amended from time to time.
                           ARTICLE III
                     COMPENSATION DEFERRALS

     3.1 Eligible Employees. An individual is an Eligible Employee if he or she is a member of a select group of management or highly compensated employees of an Employer, and he or she --
     (1)  is an elected officer or appointed officer of Owens
          Corning, or
     (2) is a key employee of an Employer and is designated for participation in the Plan by the Compensation Committee of the Board of Directors.

     3.2 Deferrals of Cash Compensation. An Eligible Employee may elect, by submitting to the Administrator a properly completed Deferral Election Form (in the form attached hereto as Exhibit A), to defer the receipt of up to 50% of cash salary and up to 100% of bonus compensation earned for services rendered to the Employer during a calendar year. Eligible employees may also be required to defer certain compensation as directed by the Compensation Committee of the Board of Directors, subject to the terms and conditions of the Plan and the underlying grant or award. Thus, Eligible Employees may receive awards of incentive pay that have special deferral terms and conditions that require the deferral of that award (or a portion thereof) for a specified period of time subject to special vesting and forfeiture provisions.

     3.3 Timing for Elections. Deferral Election Forms may be submitted on an annual basis, with a properly submitted deferral election becoming effective, to the extent administratively practicable, for compensation earned on or after the January 1 which next follows the acceptance of the Deferral Election Form by the Administrator; provided, however, that within 30 days of first becoming an Eligible Employee, such Eligible Employee may submit a Deferral Election Form and such election shall be effective as soon as administratively practicable. Elections with regard to Investment Returns and the time and manner of payment of deferred amounts are one-time elections with regard to amounts deferred pursuant to a particular Deferral Election Form. A Deferral Election Form shall remain effective until a superseding Deferral Election Form becomes effective. An Eligible Employee may cease voluntary salary deferrals at any time by submitting a properly completed Deferral Election Form to the Administrator, which shall be effective for compensation earned after the effective date of the election. Notwithstanding the foregoing, a Participant may not make deferrals under this Plan during any period for which contributions must be suspended as a condition of the Eligible Employee's receipt of a hardship withdrawal from the Owens Corning Savings and Profit Sharing Plan or any other plan maintained by Owens Corning or an Affiliated Employer that includes a qualified cash or deferred arrangement under Code section 401(k).

     3.4 Deferred Compensation Accounts. For the purpose of determining liabilities under the Plan, the Employer shall maintain an Account for each Eligible Employee. An Eligible Employee's Account shall be credited with amounts deferred by the Eligible Employee pursuant to the Plan and any Investment Returns thereon.

     3.5 Investment Returns. The Investment Return on an Eligible Employee's Account shall be the amount necessary to increase or decrease the Account to the amount it would have been if it were invested in accordance with this Section. Investment Returns for cash amounts deferred pursuant to Section 3.2 hereof shall be determined as if such amounts were invested, at the Eligible Employee's election pursuant to the Deferral Election Form, in a fund invested in Owens Corning stock or an account bearing interest at an annual effective rate equal to the prime rate of interest quoted in the Wall Street Journal for the first business day of the applicable calendar year. Notwithstanding the foregoing, the Employer shall be under no obligation to make any investments in accordance with the investment election of any Eligible Employee.

                           ARTICLE IV
                FORFEITURE OF INVESTMENT RETURNS

     4.1 Disclosure of Proprietary Information. The Investment Returns otherwise payable (other than net losses) under the terms of this Plan shall be forfeited and the Employer and the Plan shall have no liability for Investment Returns to an Eligible Employee (or his or her Beneficiary) if the Eligible Employee discloses, divulges, publishes or otherwise reveals either directly or through another, to any person, firm or corporation, any knowledge or information concerning any Employer or Affiliated Employer inventions, devices, technical data, strategic plans (business and technical), or financial data (including any data classified as "Secret and Proprietary Information"), which knowledge or information has in any way been disclosed to or acquired by the Eligible Employee during the term of his or her employment with the Employer or an Affiliated Employer. Such knowledge or information shall not include knowledge or information which:
          (1) is or was in the public domain at the time of its disclosure to the Eligible Employee; or,
          (2) enters the public domain after the date of disclosure to the Eligible Employee except where such entry is a result of a breach by the Eligible Employee of this Section; or,
          (3) is disclosed to the Eligible Employee by a third party having a bona fide right to make such disclosure, or is otherwise lawfully obtained from other sources; or,
          (4) is disclosed to others by the Employer or Affiliated Employer without restriction.

     4.2 Direct Competition with the Employer or an Affiliated Employer. The Investment Returns payable under the terms of this Plan (other than net losses) shall be forfeited and the Employer and the Plan shall have no further liability to an Eligible Employee if said Eligible Employee directly or indirectly, in any capacity, performs any compensated service for, is employed by or becomes associated with any firm, corporation or partnership engaged in the manufacture, production or sale of products which compete with products produced or sold by the Employer or an Affiliated Employer. For the purposes of this Plan, products shall be limited to these which are manufactured, produced or sold by the Employer or an Affiliated Employer as described in the Employer's or Affiliated Employer's most recent Annual Report to its stockholders.

     4.3 Discharge for Just Cause. The Investment Returns otherwise payable under the terms of this Plan (other than net losses) shall be forfeited and the Employer and the Plan shall have no further liability if the employment of said Eligible Employee by the Employer or Affiliated Employer is terminated or otherwise ceases for "Just Cause". "Just Cause" shall mean discharge or resignation as the direct result of any act or omission which constitutes a misdemeanor or a felony, or which clearly evidences fraud or dishonesty on the part of the Eligible Employee.

     4.4 Involuntary Deferrals. For grants or awards of compensation that require deferral in whole or in part as a condition of the grant or award, the vesting and forfeiture provisions established by the Compensation Committee for purposes of such grant or award will apply to such grant or award in addition to the provisions hereof and will result in forfeiture of the award and its Investment Returns unless fully satisfied by the Eligible Employee.

                            ARTICLE V
                       PAYMENT OF ACCOUNT

     5.1 Payment to Eligible Employee. An Eligible Employee shall be eligible to receive distribution of vested amounts in his or her Account in the manner specified in his or her Deferral Election Forms. Distribution of an Eligible Employee's Account shall be made in one of the following forms: (1) lump sum payment on a date certain, (2) lump sum payment upon the Eligible Employee's termination of employment, or (3) payment of up to 10 substantially equal annual installments beginning either upon a date certain or as soon as administratively practicable following the date of the Eligible Employee's termination of employment, with annual installments payable on each anniversary of such date; provided, any remaining Account balance upon the tenth anniversary of an Eligible Employee's termination of employment shall be distributed in a lump sum as soon as is administratively practicable thereafter.

     5.2 Payment upon Death of Eligible Employee. In the event of the death of the Eligible Employee, the vested balance of the Eligible Employee's Account shall be payable to the Eligible
Employee's Beneficiary in a lump sum.

     5.3  Form of Payment.  All amounts shall be paid in cash.

     5.4 Payment in the Event of Unforeseeable Emergency. An Eligible Employee may request a distribution of amounts voluntarily deferred in the event of an unforeseeable emergency, up to but not exceeding the amount reasonably needed to satisfy the emergency. For the purposes of this paragraph, an "unforeseeable emergency" means severe financial hardship to the Eligible Employee resulting from a sudden and unexpected illness or accident of the Eligible Employee or of a dependent, loss of the Eligible Employee's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Employee. Notwithstanding the foregoing, payment may not be made to the extent the unforeseeable emergency may be or is relieved by insurance, liquidation of the Eligible Employee's assets (provided such liquidation does not cause severe financial hardship), or by cessation of deferrals under this Plan. Unforeseeable emergencies do not include the need or desire to send a child to college or to purchase a home. Whether an unforeseeable emergency exists shall be determined by the Administrator in his or her sole discretion. The Administrator may require such documentation from the Eligible Employee as the Administrator deems necessary to substantiate a request for distribution due to an unforeseeable emergency.

                           ARTICLE VI
             NATURE OF INTEREST OF ELIGIBLE EMPLOYEE

     6.1 Unsecured General Creditor. The interests of Eligible Employees and Beneficiaries in the Plan shall be that of unsecured general creditors, with no secured or preferential right to any assets of Owens Corning or any Employer, Affiliated Employer, or any other party for payment of benefits under this Plan. Any property held by Owens Corning or any Employer for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Any Employer's obligation under the Plan shall be an unfunded and unsecured promise to pay benefits in the future.

     6.2 Trust Fund. Each Employer shall be responsible for the payment of benefits provided under the Plan to its Eligible Employees. At its discretion, the Employer may establish one or more trusts, with such trustees as the Board of Directors may approve, for the purpose of providing for the payment of such benefits. Any trustee so appointed shall be bonded in a manner satisfactory to the Employer. Whether or not such a trust is irrevocable, its assets shall at all times be subject to the claims of the Employer's general creditors in the event of the Employer's insolvency. To the extent any benefits provided under the Plan are paid from such trust, the Employer shall have no further obligation to pay Plan benefits. Plan benefits not paid from the trust shall remain the obligation of the Employer.

     6.3 Change of Control. In the event of a "Change of Control" as defined in the Owens Corning Stock Performance Incentive Plan, Owens Corning (or its successor in interest) shall contribute an amount equal to the value of all Eligible Employees' Accounts under the Plan to an irrevocable trust within 10 days of such Change of Control. The terms of such trust shall be consistent with Internal Revenue Service Revenue Procedure 92-64 (as modified or superseded by the Internal Revenue Service), and the trustee the shall be an independent third party financial institution.

     6.4 No Right to Transfer Interest. Rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance.

                           ARTICLE VII
                         ADMINISTRATION

     7.1 Administrator. (a) Except as provided in (b) below, the Plan shall be administered by the Leader, Compensation, at Owens Corning, or by the individual who holds the functional equivalent of such position.

          (b)  The Senior Vice President, Strategic Resources of
Owens Corning shall be the Administrator with respect to any matters involving the participation in this Plan of the individual described in (a) above.

     7.2 Powers of the Administrator. The Administrator's powers shall include, but shall not be limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision); and the power to designate all or a part of the previously described powers to another employee of Owens Corning. The Administrator shall have full and absolute discretion and authority to exercise each of the foregoing powers.

     7.3 Finality of Administrator Determinations. Deter minations by the Administrator and any interpretation, rule, or decision adopted by the Administrator under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives.

                          ARTICLE VIII
                          MISCELLANEOUS

     8.1    Amendment, Suspension, and Termination.  (a)  The
Board of Directors shall have the right to amend, suspend, or terminate the Plan at any time.

          (b) The Vice President of Human Resources of Owens Corning, or the individual who holds the functional equivalent of such position, may adopt minor amendments to the Plan without prior approval of the Board of Directors that (i) are necessary or advisable for purposes of compliance with applicable laws and regulations, (ii) relate to administrative practices, or (iii) have an insubstantial financial effect on Plan benefits and expenses.

     8.2  Board of Directors' Power to Delegate Authority.  The
Board of Directors may, in its discretion, delegate to any person or persons all or any part of the Board's authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.

     8.3 Indemnification. Owens Corning shall indemnify any individual who is a director, officer or employee of an Employer, or his or her heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties under the Plan, provided that such act or omission does not constitute gross negligence or willful misconduct.

     8.4 No Employment Rights. No provisions of the Plan or any action taken by an Employer, the Board of Directors, or the Administrator shall give any person any right to be retained in the employ of an Employer, and each Employer specifically reserves the right and power to dismiss or discharge any Eligible Employee.

     8.5 Incapacity of Recipient. If an Eligible Employee or Beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such recipient shall be paid to the appointed guardian or conservator and such payment shall be a complete discharge of any liability of all Employers.

     8.6 Data. Each Eligible Employee and Beneficiary shall furnish the Employer with all proofs of date of death and other proofs necessary for the administration of the Plan, and no Employer shall be liable for the fulfillment of any obligations in any way dependent upon such information unless and until the same shall have been received by the Employer in form satisfactory to it.

     8.7 Misstatements. If any relevant fact relating to any person is found to have been misstated, the benefit payable to an Eligible Employee or Beneficiary shall be the benefit which would have been provided on the basis of the correct information. Any excess payments due to such misstatement shall be refunded to the Employer or withheld by it from any further amounts otherwise payable, and any underpayment shall be paid to the Eligible Employee or Beneficiary as soon as administratively practicable.

     8.8 Taxes. To the extent required by law, amounts credited under the Plan shall be subject to Federal social security and unemployment taxes during the year the services giving rise to such contributions were performed (or, if later, when the amounts are not subject to a substantial risk of forfeiture). Federal social security and unemployment taxes shall be withheld from current compensation otherwise payable to the Eligible Employee. Each Employer shall withhold from any distributions made pursuant to the Plan such amounts as may be required by Federal, state or local law.

     8.9 Applicable Law. The Plan shall be construed and administered under the laws of the State of Ohio, except to the extent that such laws are preempted by ERISA.

     8.10 Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

     IN WITNESS WHEREOF, Owens Corning has caused this Plan, to be effective as of January 1, 1999, to be executed on its behalf by the undersigned duly authorized officer this 24th day of February, 1999.

                     Owens Corning

                     By
                     Robert C. Lonergan
                     Senior Vice President - Strategic Resources